Exhibit 99.1

           Speedway Motorsports Announces the Offering of $100 Million
                    6 3/4% Senior Subordinated Notes Due 2013

    CONCORD, N.C.--(BUSINESS WIRE)--June 29, 2004--Speedway Motorsports, Inc. (NYSE: TRK) announced today it is privately placing $100 million of 6 3/4% Senior Subordinated Notes Due 2013 (the "Notes"). As this offering is a private placement, it will not be made to the general public. Only qualified institutional buyers may participate in the offering.
    The Notes were priced at 100.0%, less a discount, and will bear interest semi-annually at 6.75%. The Notes are an add-on to the $230 Million 6.75% Senior Subordinated Notes Due 2013, which were issued on May 16, 2003. The Company expects to use the offering proceeds, together with cash on hand, to pay for the acquisition of North Carolina Speedway. The acquisition of North Carolina Speedway by the Company from International Speedway Corporation (Nasdaq/NM:ISCA; OTC Bulletin Board:ISCB) is part of the settlement of the lawsuit brought by a Company shareholder against NASCAR and ISC.
    The Notes to be offered have not been registered under the Securities Act of 1933 or any securities laws of any state or other jurisdiction and may not be offered or sold in the United States or any state or other jurisdiction absent registration or an applicable exemption from registration requirements. The issuance of the Notes was structured to allow secondary market trading under Rule 144A and Regulation S under the Securities Act of 1933.
    This press release shall not constitute an offer to sell or a solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where such an offering sold would be unlawful.
    This press release contains information about pending transactions, and there can be no assurance that these transactions will be completed. Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Infineon Raceway, Las Vegas Motor Speedway, Lowe's Motor Speedway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiary, and manufactures and distributes smaller-scale, modified racing cars through its 600 Racing subsidiary. The Company also owns Performance Racing Network which broadcasts syndicated motorsports programming to over 725 radio stations nationwide.

    CONTACT: Speedway Motorsports, Inc.
             Lauri Wilks, 704-455-3239